Exhibit 3.2.2

AMENDMENT TO THE BY-LAWS
OF
PIEDMONT MINING COMPANY, INC.

The undersigned, being the ·President and a duly elected Director of Piedmont Mining Company, Inc., does hereby certify that pursuant to Article IV, Section 2 of the By-Laws of Piedmont Mining Company, Inc. and North Carolina General Statutes 55-29(c), a properly called special meeting of the Board of Directors of said company was conducted 551 Fifth Avenue, Suite 1625, New York, New York, on June 25, 1984, at 12:10 o'clock P.M., at which meeting a majority of the Directors attended. At said meeting, the following resolutions were duly adopted:

BE IT RESOLVED, that Sections 7 and 8 of Article II of the By-Laws of Piedmont Mining Company, Inc. shall be deleted in their entirety, and the following shall be inserted in lieu thereof:

Section 7.  Quorum: A majority of the shares entitled to vote, or, if shareholders are voting as a class, a majority of the shares of each class, represented in person or by proxy, shall constitute a quorum at meetings of shareholders. If there is no quorum at the opening of a meeting of shareholders, such meeting may be adjourned from time to time by the vote of a majority of the shares on the motion to adjourn; and, at any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

The shareholders at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 8.  Voting of Shares. Each outstanding share having voting rights shall be entitled to such vote as is provided in the corporation’s Articles of Incorporation and any Amendments thereto on each matter submitted to a vote at a meeting of shareholders.

The vote of a majority of the shares or, if shares are to be voted as a class pursuant to the corporation's Articles of Incorporation and any Amendments thereto, a majority of the shares of such classes voted on any matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law or by the Charter or By-Laws of this corporation.

Voting on all matters shall be by voice or by a show of hands unless the holders of one-tenth of the shares represented at the meeting shall, prior to the voting on any matter, demand a ballot vote on that particular matter.”

It is further certified that Robert M. Shields, Jr. is the duly elected President of Piedmont Mining Company, Inc. and Elizabeth T. Hodges is the duly elected Secretary of said corporation.

/s/ Robert M. Shields Jr.
President